Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-3 of our report dated June 29, 2023, with respect to the consolidated balance sheets of TOP Financial Group Limited and its subsidiaries as of March 31, 2023 and 2022, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for the years ended March 31, 2023 and 2022. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ YCM CPA, Inc.

PCAOB ID 6781

Irvine, California

June 30, 2023